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Ex12d
                               Idaho Power Company
                       Consolidated Financial Information
                       Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,
                                                 (Thousands of Dollars)
                                         1995         1996         1997         1998        1999
Earnings, as defined:
  Income before  income taxes        $ 135,333   $  142,710   $  138,746    $ 140,984   $ 143,078
  Adjust for distributed income of
  equity investees                      (2,058)      (1,413)      (3,943)      (4,697)       (837)
  Equity in loss of equity method
  investments                                0            0            0          476           0
  Minority interest in losses of
  majority owned subsidiaries                0            0            0         (125)          0
  Fixed charges, as below               57,381       58,339       61,743       61,394      62,969

     Total earnings, as defined      $ 190,656   $  199,636   $  196,546    $ 198,032   $ 205,210

Fixed charges, as defined:
  Interest charges                   $  56,456   $   57,348   $   60,761    $  60,593   $  62,014
  Rental interest factor                   925          991          982          801         955

     Total fixed charges, as
     defined                         $  57,381   $   58,339   $   61,743    $  61,394   $  62,969

Ratio of earnings to fixed charges       3.32x        3.42x        3.18x        3.23x       3.26x



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